Exhibit 10.9

ADOPTED ON SEPTEMBER 1, 1995

AMENDED AND RESTATED EFFECTIVE AS OF MARCH 9, 2021

Description of the Program

Name. The name of this benefit program shall be the “Directors Compensation Program.”

Purpose. The purpose of the Directors Compensation Program is to enable Sypris Solutions, Inc. (the “Company”) to attract, retain and motivate experienced directors by providing compensation that is competitive with compensation offered to directors of other similarly-situated public corporations in the United States.

Eligibility and Participation. Only “Eligible Directors,” defined as those members of the Board of Directors of the Company (the “Board”) who are not otherwise employed by the Company, its subsidiaries or any affiliate of the Company in any other capacity, are eligible to participate in the Directors Compensation Program. Any Eligible Director on the Board as of January 21, 2016 (the “Effective Date”) and thereafter shall be eligible for compensation under the Directors Compensation Program.

Compensation. Eligible Directors shall be compensated as set forth below:

             (a)     Annual Retainer.

(i) Amount. Each Eligible Director shall receive an annual retainer in the amount set forth on Exhibit 1 hereto which may include cash and/or equity grants under the 2020 Sypris Omnibus Plan (the “Annual Retainer”) contingent upon the approval of the shareholders. Service for a partial year will be compensated in cash on a prorated basis as determined by the Committee (“Prorated Annual Retainer”).

(ii) Quarterly Cash Payment. The cash portion of the Annual Retainer or the Prorated Annual Retainer, as applicable, shall be earned by the Eligible Directors and paid by the Company in equal quarterly installments for each Eligible Director. The quarterly installments of the Annual Retainer or Prorated Annual Retainer shall be payable, in arrears by checks issued to each Eligible Director no later than the 15th calendar day following the end of each of the Company’s fiscal quarters during which the respective Eligible Director served on the Board.

(iii) Annual Equity Awards: The equity portion of the Annual Retainer will be awarded following the date of the annual meeting of stockholders for all continuing directors serving on the Board following the close of the meeting. The Equity Awards will be issued by the Company in equal quarterly installments for each Eligible Director who is serving on the 15th calendar day of May, August, November and February each year or the next business day if such date falls on a weekend or holiday.

             (b)    Extraordinary Awards.

(i) The Committee has the authority to recommend to the Board, grants of individual equity awards for services as a Director, beyond the Annual Retainer in their sole discretion.

Expense Reimbursement. Each Eligible Director shall be reimbursed for travel and other expenses incurred in the performance of his or her duties.

Administration. The Directors Compensation Program is administered by the Compensation Committee of the Board. The Committee members are selected by the Board and have no specific term of office.

Resignation from the Board of Directors. The resignation of any Eligible Director shall cause such director to be ineligible to receive any amount of the Fee installments not yet earned by him or her as of the date of resignation.

Program Termination or Modification. The Compensation Committee shall review the Directors Compensation Program on at least an annual basis and may make changes, alterations or modifications to the program which are deemed to be in the Company’s best interest. Any change, alteration or modification shall be made by a written instrument consented to by the Board. The Board may similarly terminate the Directors Compensation Program at any time if, in the judgment of the Board, such termination is in the Company’s best interest.

IN WITNESS WHEREOF, the Company has caused this Directors Compensation Program to be executed in its name and on its behalf effective as of March 9, 2021.

SYPRIS SOLUTIONS, INC.

By:	/s/ Jeffrey T. Gill
Jeffrey T. Gill
President and CEO